Exhibit 4.17

EDISON ONCOLOGY HOLDING CORP.

RESTRICTED STOCK GRANT AGREEMENT

RECITALS

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Company (or any Parent or Subsidiary).

B. The Participant is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of a restricted stock award to the Participant.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in Paragraph 18.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Shares. The Company hereby grants to the Participant, as of the Grant Date, a stock award under the Plan for the number of shares of Common Stock as set forth below, subject to the restrictions set forth in this Agreement and in the Plan (the “Restricted Shares”).

AWARD SUMMARY

Participant:

Grant Date:

Number of Restricted Shares:

2. Vesting and Nonassignability of Restricted Shares.

(a) The Restricted Shares shall become vested, and the restrictions described in Paragraphs 2(c) and 2(d) shall lapse, according to the following Vesting Schedule, if the Participant continues to remain in Service from the Grant Date until the applicable vesting date:

Vesting Date	Percentage of Restricted Shares to Vest
___________________	__________
___________________	__________
___________________	__________
___________________	__________

(b) The vesting of the Restricted Shares shall be cumulative, but shall not exceed 100% of the Restricted Shares. If the foregoing schedule would produce fractional shares, the number of Restricted Shares that vests shall be rounded down to the nearest whole share and the fractional shares will be accumulated so that the resulting whole shares will be included in the number of Restricted Shares that vests on the last vesting date, provided that the Participant continues to remain in Service from the Grant Date until the last vesting date.

(c) If the Participant’s Service terminates for any reason before the Restricted Shares are fully vested, the Restricted Shares that are not then vested shall be forfeited and must be immediately returned to the Company without any further action by the Company.

(d) During the period before the Restricted Shares vest (the “Restriction Period”), the non-vested Restricted Shares may not be assigned, transferred, pledged or otherwise disposed of by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of the Restricted Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Restricted Shares, shall be null, void and without effect.

3. Stockholder Rights.

(a) Stock certificates representing the Restricted Shares may be issued by the Company and held in escrow by the Company until the Restricted Shares vest, or the Company may hold non-certificated shares until the Restricted Shares vest. During the Restricted Period, the Participant shall have all the rights of a stockholder (including voting, dividend and liquidation rights) with respect to the Restricted Shares, subject, however, to the transfer restrictions of Paragraph 2.

(b) When the Participant obtains a vested right to the Restricted Shares, the Company will issue to the Participant a certificate representing the vested shares, free of the restrictions under Paragraph 2 of this Agreement, or if the shares are not certificated, the Company will update its books and records to reflect the vested shares, free of the restrictions under Paragraph 2 of this Agreement.

(c) The obligation of the Company to deliver a certificate representing the vested Restricted Shares upon or, if the shares are not certificated, to update its books and records to reflect, the vesting of the Restricted Shares shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Plan Administrator, including such actions as Company counsel shall deem necessary or appropriate, to comply with relevant securities laws and regulations.

4. Change in Control. The provisions of the Plan applicable to a Change in Control shall apply to the Restricted Shares and, in the event of a Change in Control, the Plan Administrator may take such actions as it deems appropriate pursuant to the Plan.

5. SPECIAL TAX ELECTION

(a) Section 83(b) Election. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Participant understands that section 83 of the Code taxes as ordinary income the difference between the amount paid for the shares of Common Stock underlying the Restricted Shares and the Fair Market Value of the such shares as of the date any restrictions on the shares lapse pursuant to Paragraph 2 of this Agreement. The Participant understands that the Participant may elect to be taxed at the time the Restricted Shares are granted rather than when and as the Restriction Period expires by filing an election under section 83(b) of the Code with the Internal Revenue Service within 30 days from the Grant Date. The form for making this election is found here: https://www.irs.gov/pub/irs-pdf/f15620.pdf.

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(b) FILING RESPONSIBILITY. THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b) EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.

6. Adjustment to Shares. In the event of any of the following transactions affecting the outstanding Common Stock as a class without the Company’s receipt of consideration: any stock split, stock dividend, spin-off transaction, extraordinary distribution (whether in cash, securities or other property), recapitalization, combination of shares, exchange of shares or other similar transaction affecting the Common Stock without the Company’s receipt of consideration or in the event of a substantial reduction to the value of the outstanding shares of Common Stock as a result of a spin-off transaction or extraordinary distribution or should there occur any merger, consolidation, reincorporation, or other reorganization, then equitable adjustments shall be made to the Restricted Shares. The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

7. Compliance with Laws and Regulations.

(a) The issuance of the Restricted Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the shares of Common Stock may be listed for trading at the time of such issuance.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any shares of Common Stock pursuant to this Agreement shall relieve the Company of any liability with respect to the non-issuance as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

8. Withholding of Taxes. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company, to provide for the payment of amounts required to be withheld for any Withholding Taxes, if applicable, with respect to the grant or vesting of the Restricted Shares. Subject to approval by the Plan Administrator, the Participant may elect to satisfy any Withholding Tax obligation of the Company (or any Parent or Subsidiary) with respect to the Restricted Shares by having the Company withhold shares of Common Stock otherwise issuable upon the issuance or vesting of the Restricted Shares but in no event to exceed the minimum statutory rate applicable to the Participant to the extent necessary to avoid adverse accounting consequences.

9. Participant Undertaking. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Shares pursuant to the provisions of this Agreement.

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10. Recoupment. The Participant shall be subject to any clawback, recoupment or other similar policy adopted by the Board as in effect (and as modified) from time to time and the Restricted Shares and any cash, shares of Common Stock or other property or amounts due, paid, or issued to the Participant shall be subject to the terms of such policy, as in effect (and as modified) from time to time.

11. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate.

12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated below the Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Construction. This Agreement and the Restricted Shares evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Restricted Shares.

14. Stockholder Approval. If the shares of Common Stock covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then the Restricted Shares shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

15. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Nevada without resort to that state’s conflict-of-laws rules.

16. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver by email or other electronic means any documents related to the Participant’s current or future participation in the Plan, the Restricted Shares, any other securities of the Company or any other Company -related documents, including notices to stockholders required by applicable law. The Participant hereby (i) consents to receive such documents by email or other electronic means, (ii) consents to the use of electronic signatures, and (iii) if applicable, agrees to participate in the Plan and/or receive any such documents related to the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Company may deliver the above-described documents to the Participant by sending a communication to the Participant’s email address set forth under the Participant’s signature below or, if no email address is set forth below, to the last email address for the Participant that the Company has on file.

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18. DEFINITIONS

The following definitions shall be in effect under the Agreement:

(a) Agreement shall mean this Restricted Stock Grant Agreement.

(b) Board shall mean the Company’s Board of Directors.

(c) Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) the consummation of a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(ii) the consummation of (i) a sale, transfer, or other disposition of all or substantially all of the Company’s assets or (ii) a liquidation or dissolution of the Company;

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or

(iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

In no event shall any public offering of the Company’s securities be deemed to constitute a Change in Control.

(d) Code shall mean the U.S. Internal Revenue Code of 1986, as amended.

(e) Common Stock shall mean the Company’s common stock.

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(f) Company shall mean Edison Oncology Holding Corp., a Nevada corporation, and any successor to all or substantially all of the assets or voting stock of Edison Oncology Holding Corp.

(g) Grant Date shall mean the date of grant of the Restricted Shares as specified in Paragraph 1 of this Agreement.

(h) 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

(i) Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(j) Participant shall mean the person to whom the Restricted Shares are issued as specified in Paragraph 1 of this Agreement.

(k) Plan shall mean the Company’s 2025 Omnibus Incentive Compensation Plan attached hereto as Exhibit I.

(l) Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

(m) Restricted Shares shall have the meaning set forth in Paragraph 1 of this Agreement.

(n) Restriction Period shall have the meaning set forth in Paragraph 2(d) of this Agreement.

(o) Service shall mean the Participant’s performance of services for the Company (or any Parent or Subsidiary, whether now existing or subsequently established) in the capacity of an Employee, a Non-Employee Director, a non-employee member of the board of directors of any Parent or Subsidiary, or a consultant or independent advisor. For purposes of this Agreement, the Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Company, even though the Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

(p) Stock Exchange shall mean the American Stock Exchange, the Nasdaq Capital, Global or Global Select Market or the New York Stock Exchange.

(q) Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term Subsidiary shall also include any wholly-owned limited liability company in such chain of subsidiaries.

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(r) Vesting Schedule shall mean the vesting schedule specified in Paragraph 1 of this Agreement pursuant to which the Restricted Shares are to vest in a series of installments over the Participant’s period of Service.

(s) Withholding Taxes shall mean the applicable income taxes, employment taxes, social insurance, social security, national insurance contributions, other contributions, payroll taxes, levies, payment on account obligations or other amounts required to be collected, withheld or accounted for with respect to the grant or vesting of the Restricted Shares.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

EDISON ONCOLOGY HOLDING CORP.

By:
Name:
Title:

PARTICIPANT NAME:

Address:

Personal Email Address:

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EXHIBIT I

2025 Omnibus Incentive Compensation Plan